DELTIC Timber Corporation	Exhibit 99.1
	NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE	CONTACT:	Kenneth D. Mann
July 25, 2007		Investor Relations
(870) 881-6432

Deltic Announces Second Quarter 2007 Results

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2007 totaled $2.6 million, $.20 a share, compared to $3 million, $.24 a share, a year ago. Operating income was $4.3 million, a $.7 million decrease from the second quarter of 2006 due primarily to reductions in pine sawtimber harvest volumes and sales price, lumber sales volume, and residential real estate lot sales activity, which were partially offset by increased commercial real estate acreage sales and revenue from pine pulpwood harvested. Net cash provided by operating activities was $6.3 million for the second quarter of 2007, which compares to $10.7 million a year ago.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “Our diversification in real estate development made a significant contribution to income once again, with sales of two commercial sites totaling approximately 26 acres. Both of these sales were for use as multifamily housing, and one will consist of the first condominium project on the golf courses in our Chenal Valley development. While residential lot sales activity continues to be below historical levels, interest in our other commercial acreage, especially for multifamily use, remains strong. Our decision to move additional pine sawtimber volume in the first quarter of 2007 proved to be prudent as average sales prices dropped $5 per ton during the second quarter. However, our Woodlands segment continues to benefit from the strong market for pine pulpwood by area papermills to be chipped for raw material. This increased pulpwood demand is the result of continued decreased residual chip production by area sawmills as they reduced lumber production in reaction to depressed lumber market conditions due to the slowdown in housing starts in the U.S.”

The Woodlands segment earned $4 million in the second quarter of 2007, a decrease of $2.5 million when compared to $6.5 million for the same period of 2006. The Company’s pine sawtimber harvest decreased from 153,807 tons in the prior-year quarter to 96,431 tons in 2007’s second quarter due primarily to accelerating the harvest during the first quarter of 2007 when pine stumpage prices were higher. Average pine sawtimber price was $39 per ton for the current quarter versus $46 per ton a year ago. Deltic’s pine pulpwood harvest and average sales price per ton increased from 95,971 tons at an average price of $8 per ton in the prior-year quarter to 111,593 tons at an average price of $13 per ton in 2007’s second quarter.

Deltic’s Mills segment reported a loss of $.7 million in the second quarter of 2007 compared to a loss of $.2 million in the corresponding quarter of 2006. Lumber sales volume of 63.8 million board feet decreased 18 percent when compared to 2006’s second quarter due mainly to continued reduced operating hours in response to market conditions. Average lumber sales price decreased nine percent, or $29 per thousand board feet, to $306.

The Company’s Real Estate segment earned $5.2 million in the second quarter of 2007, an increase of $3.8 million when compared to $1.4 million for the same quarter of 2006. Residential lot sales for the second quarter of 2007 decreased from 32 lots to 20 when compared to a year ago. Due to sales mix, the average lot price decreased by $33,500 to $87,900 per lot. Results for the 2007 period included sales of 25.99 acres of commercial multifamily property at an average of $240,600 per acre, while there were no sales of commercial real estate for the second quarter of 2006.

Corporate operating expense was $4.3 million for 2007’s second quarter, an increase of $1.1 million when compared to $3.2 million for the corresponding quarter of 2006. The increase was due to higher general and administrative expenses resulting from retirements and the impact of increases in the Company’s stock price.

Deltic’s equity in Del-Tin Fiber was income of $.8 million for the second quarter of 2007, essentially equal to $.9 million a year ago.

Capital expenditures were $2.7 million for 2007’s second quarter and $9.3 million for the six months ended June 30, 2007. For the corresponding periods of 2006, capital expenditures totaled $8.1 million and $12.2 million respectively.

For the first six months of 2007, net income totaled $9.2 million, $.74 a share. Financial results for the six months ended June 30, 2006, were net income of $7 million, $.56 a share. Net cash provided by operating activities was $18 million for the 2007 period compared to $19.7 million a year ago.

Pine sawtimber harvest level for the six months ended June 30, 2007, was 333,256 tons, a nine percent decrease when compared to 367,722 tons during the same period of 2006. Average pine sawtimber price of $41 per ton decreased $5 per ton from the prior-year period. Finished lumber average sales price decreased $50, or 14 percent, from $349 per thousand board feet to $299. Lumber sales decreased 24.6 million board feet to 125.4 million. Residential lot sales for the first half of 2007 totaled 34 lots at an average price of $93,000, which compares to 59 lots at $113,900 per lot for the corresponding period of 2006. The 25.99 acres of commercial multifamily real estate sold for $240,600 per acre during the first six months of 2007, while there was no commercial acreage sold for the same period of 2006.

In regard to the outlook for the third quarter and year of 2007, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 150,000 to 160,000 tons and 550,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated at 60 to 70 million board feet for the third quarter and 250 to 275 million feet for the year, depending on market conditions. Residential lot sales are projected at 15 to 25 lots and 65 to 85 lots for the third quarter and year of 2007, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 26, 2007 at 10:00 a.m. Central Time to discuss second quarter 2007 earnings. Interested parties may participate in the call by dialing 1-888-713-4214 and referencing participant passcode identification number 78032134. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Thursday, August 2, by dialing 1-888-286-8010 and referencing replay passcode identification number 27236463.

Summary financial data and operating statistics for the second quarter of 2007 with comparisons to 2006 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2007		Three Months Ended June 30, 2006
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$7.1	4.0	9.9	6.5
Mills	24.1	(0.7)	30.9	(0.2)
Real Estate	10.4	5.2	6.6	1.4
Corporate	0.0	(4.3)	0.0	(3.2)
Eliminations	(3.7)	0.1	(5.9)	0.5

Total net sales/operating income	$37.9	4.3	41.5	5.0

	Six Months Ended June 30, 2007		Six Months Ended June 30, 2006
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$21.3	14.0	22.2	15.0
Mills	46.4	(2.7)	61.8	1.4
Real Estate	22.0	12.6	11.4	2.1
Corporate	0.0	(7.7)	0.0	(6.7)
Eliminations	(11.4)	(0.2)	(12.7)	0.5

Total net sales/operating income	$78.3	16.0	82.7	12.3

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Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$37,905	41,410	78,282	82,656

Costs and expenses
Cost of sales	25,835	28,990	46,763	55,418
Depreciation, amortization, and cost of fee timber harvested	3,195	3,317	7,254	7,055
General and administrative expenses	4,560	4,098	8,267	7,917

Total costs and expenses	33,590	36,405	62,284	70,390

Operating income	4,315	5,005	15,998	12,266

Equity in Del-Tin Fiber	724	808	972	1,171
Interest income	236	107	389	141
Interest and other debt expense	(1,253)	(1,345)	(2,593)	(2,737)
Interest capitalized	165	285	305	531
Other income/(expense)	78	95	205	147

Income/(loss) before income taxes	4,265	4,955	15,276	11,519

Income taxes	(1,727)	(1,971)	(6,089)	(4,567)

Net income/(loss)	$2,538	2,984	9,187	6,952

Earnings per common share
Basic	$0.20	0.24	0.74	0.56
Assuming dilution	$0.20	0.24	0.72	0.55

Dividends per common share paid	$0.0750	0.0750	0.1500	0.1500

Average common shares outstanding (thousands)	12,480	12,401	12,472	12,384

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

			(Unaudited) June 30, 2007	Dec. 31, 2006
Working capital			$19,811	12,710
Total assets			334,037	324,266
Long-term debt			70,000	70,000
Stockholders’ equity			217,132	207,481

OTHER DATA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Capital expenditures – thousands of dollars
Woodlands	$385	1,452	3,172	2,243
Mills	599	2,617	1,477	4,840
Real Estate	1,679	3,923	4,629	5,034
Corporate	27	33	41	48

Total	$2,690	8,025	9,319	12,165

Net cash provided by operating activities	$6,378	10,724	18,048	19,731

Woodlands
Pine sawtimber harvested from fee lands – tons	96,431	153,807	333,256	367,722
Pine sawtimber price – per ton	$39	46	41	46

Timberland sales – acres	63.52	160.00	63.52	160.00
Timberland sales price – per acre	$1,600	1,000	1,600	1,000

Mills
Finished lumber sales – thousands of board feet	63,834	78,229	125,385	149,962
Finished lumber price – per thousand board feet	$306	335	299	349

Real Estate
Residential
Lots sold	20	32	34	59
Average sales price – per lot	$87,900	121,400	93,000	113,900

Commercial
Acres sold	26	—	26	—
Average sales price – per acre	$240,600	—	240,600	—

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